EXHIBIT 4.4

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

In this Exhibit 4.4, “we”, “us”, “our”, “UMH” or “the Company”, refers to UMH Properties, Inc.

The Company’s authorized capital stock consists of 180,413,800 shares, classified as 163,713,800 shares of common stock, par value $0.10 per share (“Common Stock”), 13,700,000 shares of 6.375% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), and 3,000,000 shares of excess stock, par value $0.01 per share (“Excess Stock”).

As of February 25, 2025, 82,461,602 shares of Common Stock are outstanding, 12,872,153 shares of Series D Preferred Stock are outstanding, and no shares of Excess Stock are outstanding.

The Excess Stock is designed to help us protect our status as a REIT under the Internal Revenue Code.

Under the Maryland General Corporation Law (“MGCL”) and our charter, a majority of our entire Board of Directors has the power, without action by holders of our Common Stock, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Our Board of Directors is also authorized under the MGCL and our charter to classify and reclassify any unissued shares of our Common Stock, preferred stock and Excess Stock into other classes, including classification into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide or classify shares into one or more series of such class. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which shares of our stock may be listed or traded. Before issuance of shares of each class or series, our Board of Directors is required by the MGCL and our charter to set, subject to restrictions in our charter on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

UMH has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; and (2) our Series D Preferred Stock.

Our Common Stock and Series D Preferred Stock are traded on the NYSE. In addition, since February 9, 2022, our Common Stock has also been traded on the Tel Aviv Stock Exchange.

The transfer agent and registrar for our Common Stock and Series D Preferred Stock is Equinity Trust Company.

Restrictions on Ownership and Transfer

To qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code (the “Code”), we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an actual or constructive owner of 10% or more of our company, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Our charter prohibits any transfer of shares of our stock or any other change in our capital structure that would result in:

●	any person directly or indirectly acquiring beneficial or constructive ownership of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our stock (other than shares of Excess Stock);

●	outstanding shares of our stock (other than shares of Excess Stock) being beneficially owned by fewer than 100 persons;

●	us being “closely held” within the meaning of Section 856 of the Code; or

●	us otherwise failing to qualify as a REIT under the Code.

Our charter requires that any person who acquires or attempts to acquire shares of our stock (other than shares of Excess Stock), in violation of these restrictions, which we refer to as the ownership limits, give immediate written notice, or in the event of a proposed or attempted transfer at least 15 days’ prior written notice, to us. If any person attempts to transfer shares of our stock, or attempts to cause any other event to occur, that would result in a violation of the ownership limits, then, absent special permission from our Board of Directors:

●	any proposed transfer will be void ab initio, the purported transferee of such shares will acquire no interest in the shares and the shares that were subject to the attempted transfer or other event will, effective as of the close of business on the business day before the date of the attempted transfer or other event, automatically, without action by us or any other person, be converted into and exchanged for an equal number of shares of Excess Stock;

●	we may redeem any outstanding shares of Excess Stock and, before the attempted transfer or other event that results in a conversion into and exchange for shares of Excess Stock, any shares of our stock of any other class or series that are attempted to be owned or transferred in violation of the ownership limits, at a price equal to the lesser of the price per share paid in the attempted transfer or other event that violated the ownership limits and the last reported sales price of shares of such class of our stock on the NYSE on the day we give notice of redemption or, if shares of such class of our stock are not then traded on the NYSE the market price of such shares determined in accordance with our charter; and

●	our Board of Directors may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event.

Shares of Excess Stock will be held in book entry form in the name of a trustee appointed by us to hold the excess shares for the benefit of one or more charitable beneficiaries appointed by us and a beneficiary designated by the purported transferee, which we refer to as the designated beneficiary, whose ownership of the shares of our stock that were converted into and exchanged for Excess Stock does not violate the ownership limits. The purported transferee may not receive consideration in exchange for designating the designated beneficiary in an amount that exceeds the price per share that the purported transferee paid for the shares of our stock converted into and exchanged for shares of Excess Stock or, if the purported transferee did not give value for such shares, the market price of the shares on the date of the purported transfer or other event resulting in the conversion and exchange. Any excess amounts received by the purported transferee as consideration for designating the designated beneficiary must be paid to the trustee for the benefit of the charitable beneficiary. Upon the written designation of a designated beneficiary and the waiver by us of our right to redeem the shares of Excess Stock, the trustee will transfer the shares of Excess Stock to the designated beneficiary and, upon such transfer, the shares of Excess Stock will automatically be converted into and exchanged for the number and class of shares of our stock as were converted into and exchanged for such shares of Excess Stock. Shares of Excess Stock are not otherwise transferable. If the purported transferee attempts to transfer shares of our stock before discovering that the shares have been converted into and exchanged for shares of Excess Stock, the shares will be deemed to have been sold on behalf of the trust and any amount received by the purported transferee in excess of what the purported transferee would have been entitled to receive as consideration for designating a designated beneficiary must be paid to the trustee on demand.

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Holders of shares of Excess Stock are not entitled to vote on any matter submitted to a vote at a meeting of our stockholders. Upon the voluntary or involuntary liquidation, dissolution or winding up of the company, the trustee must distribute to the designated beneficiary any amounts received as a distribution on the shares of Excess Stock that do not exceed the price per share paid by the purported transferee in the transaction that created the violation or, if the purported transferee did not give value for such shares, the market price of the shares of our stock that were converted into and exchanged for shares of Excess Stock, on the date of the purported transfer or other event that resulted in such conversion and exchange. Any amount received upon the voluntary or involuntary liquidation, dissolution or winding up of the company not payable to the designated beneficiary, and any other dividends or distributions paid on shares of Excess Stock, will be distributed by the trustee to the charitable beneficiary.

Every holder of more than 1% of the number or value of outstanding shares of our stock must give written notice to us stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Our Board of Directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of capital stock by such persons would not disqualify us as a REIT under the Code.

Description of Common Stock

The shares of Common Stock have no preferences, conversion, sinking fund, redemption (except with respect to shares of Excess Stock) or preemptive rights to subscribe for any of our securities.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the holders of Common Stock, including the election of directors. Except as provided with respect to any other class or series of capital stock, the holders of our Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of Common Stock, if any, will not be able to elect any directors, except as otherwise provided for in any other class or series of our capital stock, including any preferred stock.

Distributions

Subject to any preferential rights granted to any class or series of our capital stock, including the Series D Preferred Stock, and to the provisions of our charter regarding restrictions on transfer and ownership of shares of Common Stock, holders of our Common Stock will be entitled to receive dividends or other distributions if, as and when authorized by our Board of Directors and declared by us out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions in our charter regarding restrictions on ownership and transfer, all shares of our Common Stock have equal distribution rights. In the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities and after payment of any preferential amounts to any class of preferred stock which may be outstanding, including the Series D Preferred Stock, and after payment of, or adequate provision for, all of our known debts and liabilities, holders of Common Stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

Other Rights and Preferences

Our outstanding shares of Common Stock are fully paid and nonassessable and will have no preferences, conversion, sinking fund, redemption rights (except with respect to shares of Excess Stock, described above) or preemptive rights to subscribe for any of our capital stock. Our stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights.

Under Maryland law, holders of our Common Stock will generally not be liable for our obligations solely as a result of their status as stockholders.

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Description of Preferred Stock

General

Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our Board of Directors. Before issuance of shares of each series, the Board of Directors is required to fix for each such series, subject to the provisions of MGCL and our charter, the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions and terms and conditions of redemption, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof.

Our outstanding shares of Series D Preferred Stock are fully paid and nonassessable and have no preemptive rights. Our preferred stock, like our Common Stock, is subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under “Restrictions on Ownership and Transfer.”

Under Maryland law, holders of our preferred stock will not be liable for our obligations solely as a result of their status as stockholders.

6.375% Series D Cumulative Redeemable Preferred Stock

Dividends on the outstanding shares of Series D Preferred Stock are cumulative and are payable quarterly in arrears at the rate of 6.375% per annum of the $25.00 per share liquidation preference, or an annual dividend of $1.59375 per share. The Series D Preferred Stock has no maturity and will remain outstanding indefinitely unless redeemed or otherwise repurchased.  We have the right, at any time, and from time to time, to elect to redeem the Series D Preferred Stock, in whole or in part, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

In addition, upon the occurrence of a Change of Control (as defined in the Articles Supplementary setting forth the terms of the Series D Preferred Stock on file with the State Department of Assessments and Taxation of Maryland), or during any period of time that both (i) the Series D Preferred Stock is not listed on the NYSE, the NYSE American LLC or the NASDAQ, or listed or quoted on a successor exchange or quotation system, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series D Preferred Stock is outstanding (a “Series D Delisting Event”), we may, subject to certain conditions and at our option, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the date of the Change of Control or 90 days after the date of the Series D Delisting Event, for a cash redemption price per share of Series D Preferred Stock equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to the date of redemption.

Upon the occurrence of a Series D Delisting Event or Change of Control, each holder of the Series D Preferred Stock will have the right to convert all or part of the shares of the Series D Preferred Stock held into Common Stock, unless we elect to redeem the Series D Preferred Stock.  Except as described in the preceding sentence, the Series D Preferred Stock is not convertible into or exchangeable for any other securities or property.

We will not declare or pay or set aside for payment any dividends (other than a dividend paid in shares of our Common Stock or any other class or series of shares that ranks junior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding up) or declare or make any other distribution of cash or other property on our Common Stock or any other class or series of shares that ranks junior to or on a parity with our Series D Preferred Stock as to dividends and other distributions or redeem, purchase or otherwise acquire any shares of our Common Stock or any other class or series of shares that ranks junior to or on a parity with the Series D Preferred Stock as to dividends and other distributions (except by conversion into or exchange for shares of Common Stock or any other class or series of shares that ranks junior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding up and except for the redemption or acquisition of shares pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our capital stock), unless we have also paid or declared and set aside for payment full cumulative dividends on the Series D Preferred Stock for all past dividend periods.

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The Series D Preferred Stock ranks senior to our Common Stock with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up. In addition to other preferential rights, each holder of the Series D Preferred Stock is entitled to receive a liquidation preference, which is equal to $25.00 per share of Series D Preferred Stock, plus any accumulated and unpaid distributions thereon (whether or not declared), before the holders of our Common Stock or other junior securities receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding up.

Holders of our Series D Preferred Stock generally have no voting rights. However, if we fail to pay dividends on the outstanding shares of Series D Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of the Series D Preferred Stock (and all other series of preferred stock ranking on a parity with the Series D Preferred Stock as to dividends or upon liquidation and which have similar voting rights, voting together as a single class) will have the exclusive power, until all accumulated and unpaid dividends on the Series D Preferred Stock have been fully paid or declared and set apart for payment, to elect two additional directors to our board of directors. Any director so elected will serve on our board of directors until all accumulated and unpaid dividends on the Series D Preferred Stock and each such other series of preferred stock have been fully paid or declared and set apart for payment.  In addition, we may not authorize or issue any class or series of shares ranking senior to the Series D Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior class or series of shares) or amend our charter to materially and adversely change the terms of the Series D Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and of all other similarly-affected classes and series of our preferred stock ranking on a parity with the Series D Preferred Stock as to dividends and upon liquidation and which have similar voting rights, voting together as a single class.

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